Exhibit 99.1

          PNM Resources Announces Agreement to Set Five-Year Rate Path

                 Projected Cost Savings Will Offset Lower Rates

ALBUQUERQUE, N.M., October 10, 2002 - PNM, a wholly-owned subsidiary of PNM Resources (NYSE:PNM), has entered into an agreement with the New Mexico Attorney General, the staff of the state Public Regulation Commission (PRC), and representatives of various customer groups to set the company's retail electric rates in New Mexico over a five-year period.

"This settlement provides lower rates for customers, with rate and regulatory certainty through 2007, and allows PNM to continue to pursue wholesale power market opportunities," said PNM Resources Chairman, President and Chief Executive Officer Jeff Sterba.

The negotiated agreement will lower PNM electric rates by 4.0 percent, or $21 million (annualized), beginning in September 2003, and freeze rates at that level through August 2005. In September 2005 a second rate reduction of 2.5 percent from today's levels will be implemented, reducing rates by a further $14 million. Rates will be frozen at the September 2005 level until 2008. PNM expects that lower fuel costs will largely offset the reduction in retail electric revenues.

The agreement also resolves a number of issues surrounding the company's wholesale power generation and marketing business. Under the terms of the settlement, all revenues from wholesale power sales will flow to the benefit of shareholders and the company will continue to jointly dispatch both its regulated and non-regulated generation resources.

The agreement must be approved by the New Mexico PRC before it can take effect. The parties have asked the commission to rule on the rate settlement agreement by December 31, 2002. PNM Resources will take a one-time charge against earnings of $10 million (after tax), or $0.26 per share, to reflect the write-off of certain regulatory assets when the agreement is accepted by the PRC.

As part of the settlement, the company has agreed to join with the other parties in urging New Mexico legislators to drop plans to open the state to retail electric competition. "Over the past decade, PNM has supported the move toward greater competition and customer choice," said Sterba. "But circumstances change. Given California's experience, we now have to question whether the potential benefits of an open retail market outweigh the risks for a state like ours. We believe it is better to focus on a strong, competitive wholesale market that can provide long-term benefits to New Mexico retail customers."

The company has scheduled a teleconference for 12:30 pm Eastern Time on Friday, October 11, to discuss the settlement agreement. To participate, analysts, investors, and the public may dial 1-973-317-5319. A webcast of the PNM presentation can be accessed through the company's website, pnm.com. A replay of the call will be available beginning at 3:00 p.m. (ET) Oct. 11 through 11:00 p.m. (ET) Oct. 17, 2002, at 1-973-709-2089 (passcode 263838).

PNM Resources is an energy holding company based in Albuquerque, New Mexico. PNM, the principal subsidiary of PNM Resources, provides natural gas service to 441,000 gas customers and electric utility service to 378,000 customers in New Mexico. The company also sells power on the wholesale market in the Western U.S. PNM Resources stock is traded primarily on the NYSE under the symbol PNM.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
--------------------------------------------------------------------------------
Statements made in this news release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and the company assumes no obligation to update this information. Because actual results may differ materially from expectations, the company cautions readers not to place undue reliance on these statements. A number of factors, including state legislative decisions and rulings by the New Mexico Public Regulation Commission, could affect the agreement to lower rates discussed in this news release. Future financial results will be affected by a number of additional factors, including weather, fuel costs, changes in supply and demand in the market for electric power, wholesale power prices, market liquidity, the performance of generating units and transmission system and state and federal regulatory and legislative decisions and actions. For a detailed discussion of the important factors affecting PNM Resources, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the year ended December 31, 2001, Form 10Q for the quarter ended June 30, 2002 and Form 8-K filings with the Securities and Exchange Commission.